UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2005

USEC Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland		20817
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 564-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 31, 2005, USEC Inc. ("USEC" or the "Company") announced voluntary and involuntary staff reductions totaling approximately 200 employees at its field organizations. These staff reductions were undertaken as a continuation of USEC’s restructuring efforts announced in September 2005. The Company expects that this reduction will be substantially completed by December 31, 2005. The Company currently estimates that it will incur a one time restructuring charge for termination benefits in the range of $2 million to $3 million, the majority of which will require a cash payment over the next year.

Item 7.01 Regulation FD Disclosure.

On November 3, 2005, USEC held an earnings conference call for its third quarter ended September 30, 2005. During the earnings conference call, in response to a participant’s question, information regarding USEC’s projected run rate for selling, general and administrative expenses was discussed, using the third quarter of 2005 as a baseline. USEC has examined this information and has determined that USEC’s selling, general and administrative expenses in the third quarter of 2005 of $12.3 million are not reflective of anticipated annualized selling, general and administrative expenses due to fluctuations in selling, general and administrative expenses from quarter to quarter. As previously reported, USEC’s workforce reductions, combined with previous cost-cutting initiatives, are expected to result in annual savings to production costs of approximately $10 million per year and a reduction in annual selling, general and administrative expenses of approximately $19 million below 2004 levels of approximately $64 million before taking into account the addition of $6 million in expenses related to NAC International Inc., which was acquired by USEC in late 2004. These net savings of approximately $13 million from 2004 levels are anticipated to be realized beginning in 2006. This information updates information provided on the earnings conference call.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USEC Inc.

November 4, 2005	By:	/s/ Ellen C. Wolf

Name: Ellen C. Wolf
Title: Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)